Exhibit 10.13

SHOPPING CENTER PURCHASE AND SALE AGREEMENT

THIS SHOPPING CENTER PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the 21st day of November, 2017 (the “Effective Date”), by and between RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership (“Seller”), with offices at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334 and THE PHILLIPS EDISON GROUP LLC, an Ohio limited liability company (“Purchaser”), with offices at 11501 Northlake Drive, Cincinnati, Ohio 45249.

WITNESSETH:

A.         Seller is the owner of the Property (defined below).

B.         Seller has agreed to sell and Purchaser has agreed to purchase the Property in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of each party to the other hereinafter set forth, the parties hereto do hereby mutually covenant and agree as follows:

ARTICLE I.

PROPERTY

As used herein, the term “Property” shall be deemed to mean the following:

1.1         the real estate located in the City of Rolling Meadows, Cook County, Illinois, commonly known as “Rolling Meadows Shopping Center,” legally described on Exhibit A attached hereto together with all easements, air, mineral and riparian rights and all tenements, hereditaments, privileges and appurtenances to the extent thereof and thereto belonging or in any way appertaining thereto (collectively, the “Real Estate”) and the buildings thereon totaling approximately 134,012 leasable square feet of space and the other improvements thereon (collectively, the “Improvements;” the Real Estate and the Improvements are collectively referred to herein as the “Real Property”);

1.2         all fixtures, equipment and personalty owned by Seller and located on or about the Real Estate or used in conjunction therewith; a list of all such fixtures, equipment, and personalty to be conveyed is attached hereto as Exhibit B and made a part hereof;

1.3         any land lying in the bed of any street, road or avenue, open or proposed, at the foot of or adjoining the Real Estate to the center line thereof;

1.4         Seller’s right, title and interest in and to any intangible property associated with the ownership of the Real Property including, but not limited to, the name “Rolling Meadows Shopping Center” and all derivations thereof, and all assignable unexpired claims, warranties, guaranties (including any roof and HVAC warranties and guaranties) and sureties held by Seller in connection with the Improvements;

1.5         any pending or future award made in condemnation or to be made in lieu thereof, and any unpaid award for damage to the Real Estate, subject to Section 10.1 and Section 10.2 below;

1.6         The use of appurtenant easements, whether or not of record, strips and rights of way abutting, adjacent, contiguous, or adjoining the Real Estate;

1.7         all leases, licenses, or other permissions to occupy the Property (the “Leases”), together with all security deposits and, to the extent that they accrue and become due and payable from and after the Closing Date (as hereinafter defined), rents, receivables and other monetary items, payable by tenants or occupants of the Real Property;

1.8         all licenses, permits and franchises issued by any State, Federal or local municipal authorities, relating to the use, maintenance or operation of the Real Property; and

1.9         all plans and specifications in the possession and control of Seller relating to the construction of the Improvements.

ARTICLE II.

PURCHASE AND SALE; PURCHASE PRICE

2.1         Subject to the terms and conditions herein contained, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Property. The total purchase price (the “Purchase Price”) for the Property shall be the sum of Seventeen Million Five Hundred Thousand and 00/100 Dollars ($17,500,000.00).

2.2         The Purchase Price shall be payable by Purchaser to Seller at the Closing (as hereinafter defined) by wire transfer of funds, subject to the adjustments and prorations set forth in the Closing Statement (as hereinafter defined) executed by Seller and Purchaser at Closing.

2.3         Within two (2) business days after the Effective Date, Purchaser shall deposit with Fidelity National Title Insurance Company (the “Escrow Agent”), 1050 Wilshire Drive, Suite 310, Troy, Michigan 48084, Attention: Maxine Lievois, Esq. (phone 248-816-3850; email Maxine.Lievois@fnf.com), in escrow, an earnest money deposit in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Initial Deposit”). The sum of $100 of the Initial Deposit shall be deemed independent contract consideration and, notwithstanding anything herein contained to the contrary, shall be paid to Seller in the event of any termination of this Agreement other than on account of any Seller default hereunder. In the event that Purchaser timely provides a Satisfaction Notice (as hereinafter defined) prior to the end of the Inspection Period (as hereinafter defined) that Purchaser desires to proceed with the purchase of the Property, then the Initial Deposit shall immediately become non-refundable to Purchaser except as otherwise provided herein and Purchaser shall deposit, in escrow with Escrow Agent, the additional sum (the “Additional Deposit”) of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) within two (2) business days after the earlier of the date that Purchaser notifies Seller that it desires to proceed with the purchase of the Property and the expiration of the Inspection Period. The Initial Deposit and the Additional Deposit, to the extent paid, together with interest earned thereon is hereinafter referred to as the “Deposit”. The Deposit shall be held in escrow by Escrow Agent pending the Closing. At and upon Closing, the Deposit shall be applied against the Purchase Price, or, if this transaction is not consummated, delivered to Seller unless (i) such failure to consummate this transaction is due to the default of Seller as provided for hereunder; (ii) the failure of any condition required as a condition for Purchaser to close; or (iii) this Agreement is terminated by Purchaser pursuant to the express provisions hereof. The parties agree that the liability of the Escrow Agent to the parties hereto shall be only as expressly set forth in this Agreement. It is specifically agreed that the Escrow Agent shall not be liable for any mistake or error of judgment in the discharge of its functions hereunder, but shall be liable only for bad faith or gross negligence. In the event that there shall be any action or legal proceedings involved or arising out of this Agreement, to which action or legal proceeding the Escrow Agent is or may be a party, the Escrow Agent shall be entitled, at any time, in its sole discretion, to pay the Deposit, or any portion thereof, into the appropriate State or Federal Court having jurisdiction and, upon so doing, it shall be relieved of any further responsibility or liability as to the Deposit. At Purchaser’s election, the Deposit shall be invested by the Escrow Agent in an interest bearing account, and the interest shall be deemed to constitute part of the Deposit.

ARTICLE III.

INSPECTION OF PROPERTY

3.1         As used in this Agreement, the term “Inspection Period” shall mean the time period during which Purchaser may conduct its inspection of the Property pursuant to this Agreement and which time period shall expire at 5:00 p.m. E.S.T. on December 8, 2017. During the Inspection Period, Purchaser shall have the right to enter the Property to undertake, at its sole cost and expense, site, engineering, appraisal, environmental and such other inspection analyses and studies of the Property, and Purchaser shall have the right to review the Leases, operating expenses and other documents relating to the Property and to take such other actions as Purchaser deems necessary to satisfy itself that it wishes to proceed with the purchase of the Property upon the terms and conditions set forth in this Agreement (all of such inspections and actions are collectively referred to herein as the “Inspections”).

3.2         In connection with the Inspections, Purchaser shall not unreasonably interfere with the usual operation of the Property and its tenants. Purchaser shall not conduct a Phase II environmental audit without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Except in connection with the preparation of a phase I environmental site assessment of the Real Property, Purchaser will not initiate contact with State or Federal environmental agencies, except through Seller.

3.3         The Inspections may be conducted by Purchaser or any designee of Purchaser, including, without limitation, engineers, accountants, architects and Purchaser’s employees, during normal business hours and upon reasonable prior notice to Seller or its designated agents, so long as Purchaser does not interfere with the tenants’ use of the Property.

3.4         If the sale does not close for any reason whatsoever, then Purchaser shall return to Seller all materials provided to Purchaser by Seller and Purchaser shall destroy all inspection reports and studies of the Property conducted by Purchaser; provided, however, if Seller desires to retain an inspection report or study of the Property conducted by Purchaser, Purchaser shall provide Seller with a copy of same upon a request by Seller.

3.5         In the event that, after conducting the Inspections, Purchaser desires to proceed with the purchase of the Property, Purchaser shall so notify Seller, in writing (such writing being referred to herein as a “Satisfaction Notice”), which Satisfaction Notice must be given before the end of the Inspection Period. In the event that Purchaser gives such Satisfaction Notice within such time period, the Initial Deposit shall immediately become non-refundable to Purchaser except as otherwise provided herein, and Purchaser agrees to proceed to Closing subject to the remaining terms and conditions of this Agreement. If Purchaser does not provide a Satisfaction Notice or provides written notice that it will not furnish a Satisfaction Notice, then in either event, this Agreement shall terminate and become null and void, and Purchaser shall receive a prompt refund of the Initial Deposit and be relieved of any and all liability under this Agreement (except for any surviving obligations under this Agreement) upon return or, as directed by Seller, destruction of the Evaluation Materials.

3.6         Purchaser shall indemnify, defend and hold Seller and its officers, trustees, partners, members and employees harmless from any and all claims, losses, damages (but not consequential damages), costs and expenses (including reasonable attorneys’ fees) arising from or in any way related to (i) the breach of any of the terms of this Article III; (ii) the Inspections; or (iii) the entry onto the Property and/or the conduct of any due diligence activities by Purchaser or any of Purchaser’s affiliates, employees, officers, agents or contractors, at any time prior to the Closing. Purchaser shall repair any damage to the Property caused by Purchaser’s activities upon the Property. The obligations of Purchaser under this Section 3.6 shall survive the termination of this Agreement and the indemnity obligations of Purchaser under this Section 3.6 shall survive the Closing.

3.7         Notwithstanding anything herein to the contrary, Purchaser hereby expressly acknowledges and agrees that Purchaser has or will have, prior to the end of the Inspection Period, thoroughly inspected and examined the Property to the extent deemed necessary by Purchaser in order to enable Purchaser to evaluate the purchase of the Property. Purchaser hereby further acknowledges and agrees that Purchaser is relying solely upon its examination and evaluation of the Property and that Purchaser is purchasing the Property on an “AS IS”, “WHERE IS” and “WITH ALL FAULTS” basis, without representations (other than the limited representations set forth herein and in the Closing documents), warranties or covenants, express or implied, of any kind or nature including, but not limited to, the zoning of the Property, the tax consequences to Purchaser, the physical condition of the Property, environmental compliance, governmental approvals and compliance of the Property with applicable rules, regulations, ordinances and statutes. The express intention of Purchaser and Seller is that Purchaser shall purchase the Property from Seller without any representations (other than the limited representations set forth herein and in the Closing documents), warranties or covenants, express or implied, from or of Seller. Purchaser hereby waives and relinquishes all rights and privileges arising out of, or with respect to or in relation to, any representations (other than the limited representations set forth herein and in the Closing documents), warranties or covenants, whether express or implied, which may have been made or given, or which may be deemed to have been made or given, by Seller. Without limiting the generality of the foregoing, Purchaser hereby further acknowledges and agrees that warranties of merchantability and fitness for a particular purpose are excluded from the transactions contemplated hereby, as are any warranties arising from a course of dealing or usage or trade, and that (except as expressly provided in Section 6.1 hereof) Seller has not represented or warranted, and Seller does not hereby represent or warrant, that the Property now or in the future will meet or comply with the requirements of any health, environmental or safety code or regulation of the United States of America, any state in which the Property or any portion thereof is located, or any other authority or jurisdiction. Without limiting the generality of the foregoing and subject to the limited representations and covenants set forth herein and in the Closing documents, in the event Purchaser actually takes title to the Property or any portion thereof, Purchaser hereby assumes all risk and agrees that Seller shall not be liable to Purchaser (or Purchaser’s successors and assigns) for any special, direct, indirect, consequential or any other damages resulting or arising from or relating to the ownership, use, condition, location, maintenance, repair or operation of the Property accruing from or after Closing.

3.8         Subject to the terms hereof, up until Closing, Purchaser agrees to keep confidential all information furnished to Purchaser by Seller concerning the Property, including, without limitation, the Leases, loan documents or other contracts and agreements, financial statements, legal instruments, studies, brochures and other materials, and any discussions or visitations to the Property (all of the aforementioned information is collectively referred to as “Evaluation Material(s)”). The Evaluation Material shall not be used or duplicated by Purchaser for any purpose other than evaluating a possible acquisition of the Property. The Evaluation Material may be disclosed by Purchaser prior to Closing to the Related Parties (as hereinafter defined), and as otherwise required by law, rule or regulation (with respect to the rules and regulations of the Securities and Exchange Commission, Purchaser shall have the right to rely on interpretations of the requirements thereof by Purchaser's securities counsel), court order, and in connection with the enforcement and/or defense to enforcement of this Agreement. As used herein, the term “Related Parties” shall mean Purchaser’s members, managers, directors, trustees, officers, partners, employees, outside legal counsel, architects, engineers, accountants and potential lenders who, in Purchaser’s reasonable judgment, need to review the Evaluation Material for the purpose of evaluating the Property. The Related Parties shall be informed of the confidential nature of the Evaluation Material and shall be directed to keep the same in the strictest confidence and use such information only for the purpose of evaluating the Property. Purchaser will direct all Related Parties to destroy the Evaluation Materials (and copies thereof) in their possession in the event this Agreement is terminated. Any disclosure of the Evaluation Materials by any of the Related Parties in violation of the terms hereof shall be be the responsibility of Purchaser.

3.9         Purchaser may interview any of the tenants of the Property if a representative of Seller shall have been given the opportunity to be present during any such interview; provided, however, that any such interview may proceed notwithstanding that no Seller representative is able to attend.

3.10       Before conducting and during the Inspections, Purchaser and Purchaser’s representative conducting any Inspection, shall maintain workers’ compensation insurance in accordance with applicable laws, and Purchaser, or the applicable Purchaser’s representative conducting any Inspection, shall maintain commercial general liability insurance with (i) limits of not less than Three Million and 00/100 Dollars ($3,000,000.00) per occurrence for personal injury, including bodily injury and death, and property damage, (ii) contractual liability insurance with respect to Purchaser’s obligations under this Article III, and (iii) Seller, and any mortgage lender and such other parties as Seller may reasonably designate, named as additional insured. Purchaser shall deliver to Seller evidence of such workers’ compensation insurance and a certificate evidencing the commercial general liability, property damage and contractual liability insurance before conducting any inspections of the Property. Each such insurance policy shall be written by a reputable insurance company having a rating of at least “A-:VIII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and shall otherwise be subject to Seller’s prior reasonable approval. Prior to its entry onto the Real Property, Purchaser shall deliver to Seller certificates of insurance to evidence the foregoing coverage.

ARTICLE IV.

TITLE AND SURVEY MATTERS

4.1         (a)           Prior to the Effective Date, Seller delivered to Purchaser a title commitment (the “Title Commitment”) for the Real Property from Escrow Agent, in its capacity as title insurer (in such capacity, the “Title Company”), pursuant to which Title Company shall issue to Purchaser, at the Closing, an ALTA 2006 owner’s title insurance policy in the amount of the Purchase Price, dated as of the time and date of Closing and providing so called “gap coverage” (the “Title Insurance Policy”), without standard exceptions relating to mechanics liens or parties in possession (other than tenants as tenants only) and with such endorsements as Purchaser may require, to the extent reasonably available, free and clear of any liens and encumbrances except for matters set forth in the Title Commitment not objected to by Purchaser, as permitted hereunder, or objected to by Purchaser but waived by Purchaser or insured over by the Title Company in a manner satisfactory to Purchaser in its reasonable discretion (collectively, the “Permitted Exceptions”), but excluding in all events the so-called “standard exceptions” (provided that the standard survey exception shall be a Permitted Exception unless Purchaser so chooses to provide a survey as the Title Company shall require in order to delete such survey exception) and taxes and assessment for any period prior to Closing.

(b)         Purchaser may, at its sole cost and expense, obtain a survey of the Real Property in such form as Purchaser may desire (the “Survey”) at Purchaser’s sole cost and expense.

4.2         On or before November 30, 2017, Purchaser shall have the right to deliver written notice to Seller of its objections to the state of title to the Real Property. Seller shall thereupon have five (5) days after receipt of the same (such 5 day period being referred to herein as the “Title/Survey Defect Cure Period”) to provide Purchaser with such documentation evidencing that such objections have been, or will be upon Closing, remedied and/or insured over by the Title Company (provided that, it is expressly understood and agreed that any affirmative insurance over any such objections shall be subject to Purchaser’s acceptance thereof in Purchaser’s sole discretion). If Seller fails to provide such documentation on or before the end of the Title/Survey Defect Cure Period, Purchaser shall have the option: (a) to proceed with the purchase of the Property, on and subject to the remaining terms and conditions hereof, in which event such objections will be deemed Permitted Exceptions; or (b) to terminate this Agreement and receive a prompt refund of the Deposit, in full termination of any and all liabilities and rights of Purchaser and Seller under this Agreement (except for any surviving obligations under this Agreement) by delivery of notice of termination to Seller within three (3) business days after the end of the Title/Survey Defect Cure Period. Failure of Purchaser to timely deliver such notice shall be deemed an election by Purchaser to choose option (b). Notwithstanding anything herein contained to the contrary, in the event of Closing, in all events, upon Closing, Seller shall be obligated to satisfy and cause to be discharged all mortgages on the Real Property, to pay all delinquent property taxes and assessments and to pay all other liens or monetary claims or encumbrances due to Seller’s acts or omissions.

ARTICLE V.

CLOSING

5.1         In the event Purchaser has timely provided a Satisfaction Notice, subject to the remaining terms and conditions hereof, the transaction contemplated under this Agreement shall be consummated by the parties in escrow (the “Closing”) on a mutually agreeable business day (the “Closing Date”) that occurs within the period of time from December 15, 2017 through, and including, December 29, 2017, subject to extension as provided in Section 7.3 and Section 12.2 of this Agreement. At such time as the Title Company has all required executed documents and all required funds, and at such time as the Title Company is able and has committed to issue the Title Insurance Policy in the form required hereunder, the Title Company shall concurrently disburse the funds in its possession in accordance with a Closing Statement executed by Seller and Purchaser, record all documents that are to be recorded and deliver the Closing documents to the respective parties hereunder. At Closing, Seller shall deliver possession of the Property to Purchaser subject to the Permitted Exceptions.

ARTICLE VI.

SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1         Seller represents and warrants for the exclusive benefit of Purchaser the following as of the date hereof, and which representations and warranties shall be true and correct in all material respects on the Closing Date:

(a)          Seller has not received any written notice of any violation by Seller of any law, zoning ordinances or regulations affecting the Property nor has Seller received any written notice of any existing or threatened condemnation or eminent domain proceeding involving the Property.

(b)          Seller has not contracted for any services or employment which will bind Purchaser as a successor in interest with respect to the Property after the Closing Date.

(c)          Attached hereto as Exhibit C-1 is a list of all leases for all tenants of the Property which leases, amendments and letter agreements are all of the agreements that comprise the leases (the “Leases”). Attached as Exhibit C-2 is a rental report (the “Rent Roll”) for the Property. The Leases and Rent Roll contain a true and correct list of all of the Leases presently in force and affecting the Property and accurately sets forth the information contained therein in all material respects; that there are no leases or occupancy agreements entered into by Seller currently in effect which affect the Property other than those listed on Exhibits C-1 and C-2 (together with any additional leases approved by Purchaser under this Agreement); and that no amendment, modification, or supplement of any kind of said Leases exists other than as specified thereon. There are no commissions or similar fees accrued, due or payable to any broker in connection with the Leases.

(d)          That except as disclosed in the environmental site assessments identified in Exhibit D attached hereto and made a part hereof (collectively, the “Site Assessments”), copies of which have been provided to Purchaser, and except for quantities of materials permitted by law or regulations, and to Seller’s actual knowledge, the Property has not been used for the purpose of disposal of, refining, generating, manufacturing, producing, storing, handling, treating, transferring, releasing, processing or transporting any hazardous waste or hazardous substance, as such terms are defined in the Resource Conservation and Recovery Act of 1976, 42 USC 6901 et seq., as amended, the Compensation and Liability Act of 1980, 42 USC 9601 et seq., or the Superfund Amendments and Reauthorization Act, Public Law 99 499 during Seller’s ownership of the Property.

(e)          That Seller has no employees at the Property and is not a party to any collective bargaining agreement.

(f)          That Seller has not granted any right or option to acquire, lease, use or occupy all or any portion of the Property other than as provided for in the Leases or the Title Commitment.

(g)          That to Seller’s actual knowledge, there is no material action, suit or proceeding pending against Seller, or affecting the Property, this Agreement or the transaction contemplated hereby which would have a material adverse effect on the value of the Property.

(h)          That Seller is a limited partnership duly formed and validly existing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

(i)          That Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code (the “Code”).

(j)          That this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and the execution and performance of this Agreement does not and will not conflict with, or cause a default under any agreement to which Seller is a party or by which Seller or any portion of the Property is bound.

(k)          No tenants of the Property are entitled to any concessions, rebates, allowances, or free rent for any period after the Closing except as set forth in the Leases or on the Rent Roll.

(l)          Seller has no knowledge that the Key Tenant intends to cease operations from the Property or that it intends to file for bankruptcy protection from its creditors.

(m)          Neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”)) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transaction contemplated hereby, directly or indirectly, on behalf of, or instigating or facilitating the same, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in such transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. The investment of direct or indirect equity owners in Seller is not prohibited by applicable law and neither the transaction contemplated hereby nor this Agreement is or will be in violation of applicable law. Seller has and will continue to implement procedures, and has consistently and will continue consistently to apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing. Notwithstanding the foregoing, Seller makes no representation regarding the owners of (i) operating units in Seller or (ii) stock in Seller’s general partner Ramco-Gershenson Properties Trust.

(n)          To Seller’s knowledge, the operating statements, general ledgers, reconciliation statements and all other financial statements delivered or to be delivered or made available for review by Seller to Purchaser which were prepared by Seller are true, accurate and complete in all material respects.

(o)          There exist no contracts between Seller and/or its manager, on the one hand, or service and/or materials providers, on the other hand, which relate to the operation and/or maintenance of the Property that will survive Closing and/or be binding on Purchaser.

Notwithstanding the foregoing, Seller shall not be deemed to have breached any of the foregoing representations and warranties to the extent that any of same become untrue between the Effective Date and Closing, provided that Purchaser obtains actual knowledge or is informed of the same prior to Closing. Seller covenants to promptly inform Purchaser in writing of any such changes that come to Seller’s actual knowledge. If any of the foregoing representations and warranties shall become untrue and would result in any material adverse effect on the Property or the operation thereof, Purchaser shall have the right, within five (5) days after Purchaser has obtained actual knowledge of or is informed that a representation and/or warranty has become untrue, to terminate this Agreement upon notice thereof to Seller. If Purchaser timely exercises its right to terminate this Agreement, then Purchaser shall be entitled to a prompt return of the Deposit, and this Agreement shall terminate and the parties shall be relieved of all liability hereunder (except for any surviving obligations under this Agreement). If Purchaser fails to terminate this Agreement despite any such material adverse effect, as permitted above, then, in the event of Closing, the applicable representations and warranties shall be deemed modified to the extent of the change making the same untrue.

As used herein, the term “Seller’s actual knowledge” or words of similar import shall mean only the actual, unimputed knowledge of Catherine Clark, Executive Vice President, Transactions and Michael McBride, Vice President, Managing Director, Eastern Portfolio (each, a “Designated Representative”), who are the persons with the most knowledge about the Property, without any of them having performed any investigation or diligence of any kind. Purchaser hereby unconditionally and irrevocably waives any claim against the Designated Representative of Seller relating to or arising out of this Agreement, which waiver shall survive the Closing or the earlier termination of this Agreement.

6.2         Purchaser hereby warrants and represents for the sole and exclusive benefit of Seller as follows:

(a)          Purchaser is a limited liability company, duly organized and validly existing under the laws of the State of Ohio and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

(b)          That this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, and the execution and performance of this Agreement does not and will not conflict with, or cause a default under any agreement to which Purchaser is a party or by which Purchaser or the Property is bound.

(c)          Purchaser is familiar with the source of funds for the purchase price and represents that all such funds derived from legitimate business activities within the United States of America and/or from loans from a banking or financial institution chartered or organized within the United States of America.

(d)          Purchaser is not subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statues codes, ordinances, orders, decrees, rules or regulations (“Laws”) relating to terrorism or money laundering, including, without limitation, the Executive Order and the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”). Purchaser is not a “Prohibited Person”, which term is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Sellers are prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering law, including the Executive Order and the Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

(e)          Purchaser is not nor will Purchaser (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in, any transaction relating to any property or interest in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

(f)          Purchaser shall deliver to Seller any certification or other evidence requested from time to time by Seller, in its reasonable discretion and in form reasonably acceptable to Purchaser, confirming Purchaser’s compliance with the provisions of Subparagraphs (c), (d) and (e) of this Section 6.2.

6.3         The representations and warranties set forth in Section 6.1 hereof shall survive Closing for a period of twelve (12) months following the Closing. Any claim against Seller for violation or alleged violation of the representations and warranties shall be asserted in writing within said twelve (12) months following the Closing in a written notice to Seller giving reasonable details of the claims, and if not so asserted within such time, Seller shall have no further liability with respect thereto. Notwithstanding anything to the contrary contained herein, prior to the Closing, if Purchaser has knowledge that any representation or warranty of Seller set forth in this Agreement is not true, and nevertheless Purchaser proceeds to close the transaction, then Purchaser shall be deemed to have irrevocably and unconditionally waived its right to assert any claim against Seller after the Closing with respect to any misrepresentation of which it had knowledge prior to Closing. The provisions of the proceeding sentence shall survive the Closing.

6.4         Notwithstanding anything to the contrary contained in this Agreement, (a) the maximum liability of Seller following the Closing under this Article VI, under any documents executed and delivered by Seller at the Closing and under any Seller’s Certificate (as hereinafter defined) shall not exceed the aggregate sum of $440,000.00 and (b) Purchaser shall not assert any claim(s) against Seller following the Closing unless the aggregate amount of all claim(s) exceeds $25,000.00. The provisions of this Section 6.4 shall survive the Closing.

6.5         Seller shall pay all amounts due under the Existing Contracts (as hereinafter defined), and Seller shall cause the Existing Contracts to be discharged or terminated prior to the Closing. As used in this Agreement, the term “Existing Contracts” shall mean the existing contracts relating to the Property and any contracts relating to Property that Seller enters into after the Effective Date, subject to the terms and conditions of this Agreement. Purchaser may elect to assume an Existing Contract by providing written notice thereof to Seller prior to the expiration of the Inspection Period.

6.6         Prior to the expiration of the Inspection Period, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed given if a request for consent is not rejected by Purchaser in writing to Seller on or before the close of business on the date three (3) business days after receipt of the request for such consent, (a) Seller shall not cancel or terminate any of the Leases or accept surrender or termination of same, (b) Seller shall not enter into any amendment to or modification of any of the Leases which will materially reduce or forgive any rents or which would otherwise materially affect the value of the Property, (c) Seller shall not accept any advance rental under, any Lease unless pursuant to the terms thereof, (d) Seller shall not enter into any new Leases, and (e) unless Seller is reasonably required to do so by the terms of such Lease or by applicable law, consent to any assignment of any Lease or any sublease of the premises demised thereunder.

6.7         From and after the end of the Inspection Period, provided Purchaser has prior thereto delivered a Satisfaction Notice, without the prior written consent of Purchaser, to be granted or denied in Purchaser’s sole and absolute discretion, Seller shall not: (a) cancel or terminate any of the Leases or accept surrender or termination of same; (b) enter into any amendment to or modification of any of the Leases; (c) accept any advance rental under, any Lease unless pursuant to the terms thereof; (d) enter into any new Leases; and (e) unless Seller is reasonably required to do so by the terms of such Lease or by applicable law, consent to any assignment of any Lease or any sublease of the premises demised thereunder.

6.8         That from the date of this Agreement to the Closing Date, Seller shall conduct its business involving the Property in the ordinary course, and during said period will:

(i)          Refrain from transferring any of the Property or creating on the Property any easements, liens, mortgages, encumbrances or other interests that would affect the Property after Closing or Seller’s ability to comply with the terms of this Agreement;

(ii)         Refrain from entering into any contracts or other commitments regarding the Property, other than in the ordinary and usual course of business, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Inspection Period but may be withheld subsequent to the expiration of the Inspection Period in Purchaser’s sole discretion unless such contracts or commitments will be terminated prior to the Closing;

(iii)        Continue to maintain and repair the Property in at least the same manner which Seller has previously maintained and repaired the Property;

(iv)        Keep in effect Seller’s existing policies of public liability and hazard and extended coverage insurance insuring the Property;

(v)         Deliver notice to Purchaser of any actions, suits, claims and other proceedings which are likely to have a material adverse effect on the value of the Property and that have been received by Seller and any actual condemnation of any portion of the Property; and

(vi)        Perform all of its material obligations under the Leases and Contracts and timely pay all taxes, assessments, and other operating expenses.

ARTICLE VII.

DEFAULTS

7.1         If Purchaser breaches this Agreement, then the Escrow Agent shall deliver the Deposit to Seller as full compensation for its damages as its sole remedy, given that the parties acknowledge and agree that actual damages are impossible to ascertain with any certainty but the Deposit is a reasonable estimate thereof. The parties have agreed that Seller’s actual damages in the event of a failure to consummate this sale due to Purchaser’s default would be extremely difficult or impracticable to determine. After negotiation, the parties have agreed that, considering all of the circumstances existing on the date of this Agreement, the amount of the Deposit is a reasonable estimate of the damage that Seller would incur in such event, and each party specifically confirms the accuracy of the statements made above and the fact that each party was represented by counsel who explained, at the time this Agreement was made, the consequences of this liquidated damages provision. The foregoing is not intended to limit any indemnifications given by Purchaser in this Agreement.

7.2         If Seller breaches this Agreement, Purchaser shall, as its sole remedy, have the right to either: (a) declare this Agreement terminated, in which event the Deposit shall be promptly returned to Purchaser and, if the breach is a “Material Breach” (as defined below) Seller shall reimburse Purchaser for Purchaser’s Costs (as hereinafter defined), but in no event greater than $40,000.00, or (b) seek specific performance of Seller’s obligations hereunder. Purchaser hereby unconditionally and irrevocably waives, to the greatest extent permitted by law, any other claims for monetary damages against Seller arising out of a default or by Seller hereunder prior to Closing (except as to Purchaser’s Costs as provided above), which waiver will survive the termination of this Agreement. “Purchaser’s Costs” as used in this Section 7.2 shall mean all actual, out-of-pocket, third party costs incurred by Purchaser with regard to this transaction, including, without limitation, its costs incurred in conducting its “due diligence” studies, audit examinations, surveys, title searches and examination, environmental, structural and other exams of the Property, engineering costs, and deposits, and any and all other expenses incurred by Purchaser associated with the transaction contemplated hereby, but expressly excluding attorneys’ fees. Purchaser’s Costs shall be evidenced by paid invoices and/or paid receipts and other statements submitted to Seller and Seller’s attorney and such other reasonable information requested by Seller and Seller’s attorney. A “Material Breach” of this Agreement shall be a breach by Seller caused by fraud, willful misrepresentation, intentional tort, intentional sale to another party, and/or intentional failure to convey the Property to Purchaser where Purchaser has otherwise satisfied with and/or has waived all conditions to Closing.

7.3         Notwithstanding Section 7.2 above, in the event of a non-monetary default by Seller or Purchaser, the alleged defaulting party shall have the right, but not the obligation, to cure, or attempt to cure the default before the non-defaulting party may exercise its rights granted under this Article VII, provided the cure therefore is effected within ten (10) business days of the alleged defaulting party’s receipt of written notice of such default from the non-defaulting party and the outside date set for Closing, as necessary, will be extended for such up to ten (10) business days.

ARTICLE VIII.

CLOSING DOCUMENTS AND DELIVERIES

On the Closing Date, Seller shall execute and deliver to Purchaser (as required) and Purchaser shall execute and deliver to Seller (as required) the following:

8.1         Seller shall execute and deliver to Purchaser a limited warranty deed (or its equivalent form customarily used in the State in which the Property is located) conveying the Property to Purchaser subject to the Permitted Exceptions (the “Deed”).

8.2         An assignment and assumption of the Leases and other occupancy agreements and all rents to become due thereunder from and after the Closing Date (the “Assignment and Assumption of Leases”) in the form of Exhibit E, which is attached hereto and made a part hereof.

8.3         Purchaser shall cause Escrow Agent to deliver to Seller the Purchase Price by wire transfer of readily available funds, subject to the adjustments and prorations set forth herein.

8.4         Seller shall execute and deliver to Purchaser for the Property a bill of sale (the “Bill of Sale”) in the form of Exhibit F, which is attached hereto and made a part hereof.

8.5         An assignment of the Intangibles, Permits and Warranties (the “Assignment of Intangibles, Permits and Warranties”) in the form of Exhibit E-1, which is attached hereto and made a part hereof.

8.6         Seller shall deliver such evidence of Seller’s authority to enter into this transaction which is reasonably required by the Title Company. Seller shall execute and deliver such affidavit as the Title Company may reasonably require to remove its standard printed exceptions relating, among other things, to mechanics liens and right of parties in possession, but not with respect to matters of survey.

8.7         Seller shall deliver to Purchaser a notice to the tenants of the change of ownership of the Property in the form of Exhibit G, which is attached hereto and made a part hereof.

8.8         Seller shall deliver to the Title Company an affidavit stating that Seller is not a “Foreign Person” within the meaning of Section 1445(f)(3) of the Code.

8.9         A closing statement (the “Closing Statement”) (an initial draft of which shall be prepared and circulated by Seller at least two (2) business days prior to Closing) showing the items and amounts prorated and the amounts by which the Purchase Price shall be adjusted in the following manner as of the Closing Date:

(a)         Purchaser shall pay the premium costs and expenses of the Title Insurance Policy, including, but not limited to, any endorsements to the Title Insurance Policy and for the Survey.

(b)         Seller shall pay all ad valorem real property taxes and assessments due and payable against the Real Property as of Closing. Inasmuch as the State of Illinois bills property taxes and assessments one year in arrears, for purposes of proration of ad valorem real property taxes: (i) Purchaser shall receive a credit against the Purchase Price in the amount of 105% of the real property tax and assessment bill received for the Real Property in 2017 (i.e., for 2016 taxes); and (ii) Seller shall receive a credit equal to 105% of the sum of the portion of the real property tax and assessment bill received in 2017 payable by the tenants of the Real Property who were not obligated by their Leases to reimburse to Seller their share of real property taxes and assessments monthly in 2017 (i.e., they pay their share of such taxes and assessments once the applicable tax bill is due or following its payment by the landlord under their Leases). All other real estate taxes, all special and other assessments (not payable in installments) which encumber the Property on the Closing Date for years prior to Closing, shall be the sole responsibility of Seller.

(c)         Seller shall pay all costs of the Title Commitment. Seller shall pay all real estate transfer taxes and documentary stamps imposed in connection with the conveyance of the Property at Closing to Purchaser. Purchaser shall pay all costs, expenses, charges and taxes of any kind whatsoever relating to any financing obtained by Purchaser in connection with its purchase of the Property.

(d)         Purchaser shall receive credit for all security deposits (including all interest earned thereon if required by applicable laws) which Seller is required to have in its possession or control pursuant to the terms of any Lease.

(e)         Seller shall pay all water, sewer, and utility charges, common area maintenance charges, and other operating expenditures through the day before the Closing Date. If final readings have not been taken, estimated charges shall be prorated between the parties and appropriate credits given, and post-closing adjustments shall be made when the actual billings are received.

(f)          Rent and other amounts paid and or payable by tenants will be prorated at the Closing in accordance with the following provisions:

(i)          Minimum Rent. Minimum Rent, as defined in this subsection, shall be prorated between Seller and Purchaser as of the Closing Date based on the actual number of days in the month during which the Closing Date occurs; provided, however, (x) such proration shall be subject to Subsection (iv) hereof, and (y) to the extent that Minimum Rent is payable in arrears, such proration shall not occur until such Minimum Rent is actually collected by Purchaser or Seller. Seller shall be entitled to all Minimum Rent which accrues before the Closing Date and Purchaser shall be entitled to all Minimum Rent which accrues on and after the Closing Date. “Minimum Rent” means all rent payable in fixed installments and fixed amounts for stated periods by tenants under their Leases.

(ii)         Additional Rent. Additional Rent, as defined in this subsection, shall be prorated between Seller and Purchaser as of the Closing Date based on the actual number of days in the month or other period for which the advance payment is made, taking into account whether Seller or Purchaser is responsible for the expense related to such payment; provided, however, (x) such proration shall be subject to Subsection (iv) hereof and to the last sentence of this subsection, and (y) to the extent that Additional Rent is payable in arrears, such proration shall not occur until such Additional Rent is actually collected by Purchaser or Seller. Purchaser shall receive a credit for amounts that tenants of the Property have paid in advance to Seller for expenses coming due on or after the Closing Date. Subject to the last sentence of this subsection, such proration is to be made separately for each tenant who is obligated to pay Additional Rent on the basis of the lease year set forth in such tenant’s Lease for the determination and payment of Additional Rent. “Additional Rent” means all reimbursements of operating expenses and administrative charges, management fees, common area maintenance charges, property promotional fund charges, reimbursements for electricity and charges for electrical resale, reimbursement of charges under various easement agreements affecting the Property, retroactive rent escalations, insurance cost reimbursements, reimbursements owed for tenant improvement construction costs and all other amounts and charges payable by tenants to Seller (other than Minimum Rent and Percentage Rent), but shall not include security deposits and Taxes.

(iii)        Percentage Rent. Subject to Subsection (iv) hereof, Percentage Rent, as defined in this subsection, payable by a tenant under its Lease, if any, is to be separately prorated as of the Closing Date between Seller and Purchaser, but such proration shall not occur until Purchaser or Seller actually collects such Percentage Rent. Such proration is to be made separately for each tenant who is obligated to pay Percentage Rent on the basis of the lease year set forth in such tenant’s Lease for the determination and payment of Percentage Rent and the number of days within that lease year that the Property was owned by Seller. Seller and Purchaser will prorate the total Percentage Rent due from each tenant as a part of the Final Closing Adjustment pursuant to Section 8.11 hereof. “Percentage Rent” means amounts payable by tenants under their Leases in addition to Minimum Rent, in an amount equal to a fixed percentage or percentages of the tenants’ gross receipts or gross sales (generally in excess of a break point), as applicable.

(iv)        Delinquent Rent. Minimum Rent, Additional Rent and Percentage Rent (collectively, “Rent”) which is due but unpaid on the Closing Date (“Delinquent Rent”) shall be prorated between Seller and Purchaser as of the Closing Date but not until it is actually collected, if at all, by Purchaser after the Closing. Delinquent Rent collected by Purchaser after the Closing shall be applied (w) first to the month in which the Closing occurs if Rent for such month was unpaid as of the date of the Closing but was subsequently collected during the month in which the Closing occurs; (x) then to Purchaser for current Rent due and payable and for any other current amounts owed by such tenant to Purchaser; (y) then to Purchaser for any other Rent owed to Purchaser by such tenant; and (z) then to Seller, up to the amount of any Delinquent Rent owing to Seller. If Seller mistakenly receives any rent after the Closing Date, Seller shall promptly deliver such Rent to Purchaser. Upon receipt of any such Rent from Seller, Purchaser shall apply such Rent in accordance with this Subsection (iv). Seller may pursue collection of any rent past due as of the Closing Date provided that Seller shall have no right to terminate any Lease or any tenant’s occupancy under the Lease in connection therewith.

(g)         Purchaser shall pay the recording fees relative to the recording of the Deed and any other document to be recorded other than corrective title instruments, which shall be paid for by Seller.

(h)         Except any tenant improvement costs and/or leasing commissions expressly set forth in the Leases which become due and payable after the Closing Date, Seller shall be responsible for all tenant improvement costs and leasing commissions for all Leases in effect on the Closing Date.

(i)          Each party shall pay its own attorney fees.

(j)          Survival. The provisions of this Section 8.9 shall survive the Closing.

8.10       On or before one business day after Closing, Seller shall deliver to Purchaser’s offices at 11501 Northlake Drive, Cincinnati, Ohio 45249, Attention Director of Lease Administration, all original Leases, lease files, correspondence files and other books and records, keys to all leased premises, security codes, if any, and maintenance agreements (e.g., HVAC maintenance agreement) relating solely to the Property in Seller’s and/or its property and/or asset manager’s possession and all existing plans and specifications (including construction drawings) in Seller’s possession or control relating to the improvements located upon the Property, and all licenses and certificates of occupancy or such other comparable certificates or documents issued by the appropriate governmental authorities with respect to the Property or any part thereof.

8.11       No later than August 31, 2018, Seller and Purchaser shall make a final adjustment to the prorations made pursuant to this Agreement (the “Final Closing Adjustment”). The Final Closing Adjustment shall be made in the following manner.

(a)          General. All adjustments or prorations which could not be determined at the Closing because of the lack of actual statements, bills or invoices for the current period, the period-end adjustment of Additional Rent, the unavailability of final sales figures or amounts for Percentage Rent or any other reason is to be made as a part of the Final Closing Adjustment. Any net adjustment in favor of Purchaser is to be paid in cash by Seller to Purchaser no later than thirty (30) days after the Final Closing Adjustment. Any net adjustment in favor of Seller is to be promptly paid in cash by Purchaser to Seller upon collection of such amounts from the tenants.

(b)         Additional Rent Adjustment. Seller and Purchaser shall prorate the actual amount of Additional Rent paid by each tenant for such tenant’s applicable lease year or other period, as distinguished from the interim payments prorated as of the Closing Date as follows:

(i)          Seller shall be entitled to the portion of the actual amount of Additional Rent paid by the tenant (and for which Seller was not credited at Closing) equal to the product obtained by multiplying such amount by a fraction, the numerator of which is the number of days in the tenant’s lease year or other period preceding the Closing Date and the denominator of which is the total number of days in the tenant’s lease year or other period; provided, however, that tax reimbursements shall be prorated based upon the tax bills paid by Seller and Purchaser, and

(ii)         Purchaser shall be entitled to the balance of the Additional Rent paid by the tenant.

If the sum of all interim payments of Additional Rent collected and retained by Seller from each tenant for the tenant’s lease year or other period (reduced by the amount for which Purchaser is given credit) exceeds the amount of such Additional Rent to which Seller is entitled with respect to such tenant, Seller shall promptly pay such excess to Purchaser. If the sum of all interim payments of such Additional Rent collected and retained by Purchaser from each tenant for the tenant’s lease year or other period (increased by the amount for which Purchaser is given credit) exceeds the amount of Additional Rent to which Purchaser is entitled with respect to such tenant, Purchaser will pay the excess to Seller upon collection thereof from each tenant (unless said tenant(s) would be entitled to credit or refund of such amounts). The adjustment of interim payments received and actual Additional Rent paid shall be made separately for each tenant and for each type of Additional Rent.

(c)          No Further Adjustments. Except for: (i) additional or supplemental real estate taxes, real estate tax credits or rebates, or other adjustments to real estate taxes due to back assessments, corrections to previous tax bills or real estate tax appeals or contests; (ii) any item of Additional Rent or any Percentage Rent which may be contested by a tenant; or (iii) manifest errors, the Final Closing Adjustment will be conclusive and binding upon Seller and Purchaser, and Seller and Purchaser waive any right to contest after the Final Closing Adjustment any prorations, apportionments or adjustments to be made pursuant to this Section 8.11 after the Final Closing Adjustment.

(d)         Survival. The provisions of this Section 8.11 shall survive the Closing.

ARTICLE IX.

FIRE DAMAGE

9.1         As used in this Agreement, the term “Major Damage” shall mean that all or a portion of the rentable floor area of the improvements located upon any of the Property shall be damaged or destroyed by fire, storm or other casualty before the Closing Date, and the costs to repair such damage or destruction exceeds the sum of $1,000,000.00. If Major Damage should occur, then Purchaser shall have the right to terminate this Agreement by providing to Seller a written notice of termination within fifteen (15) days after receiving notice of such Major Damage and to receive back the Deposit and the parties shall be relieved of all liability under this Agreement except for any surviving obligations under this Agreement. In the event Purchaser shall not elect to terminate this Agreement or fails to timely terminate this Agreement, Purchaser shall be entitled to receive at Closing an absolute assignment from Seller of any interest Seller may have otherwise had in the proceeds of any insurance on the Property, Seller shall pay to Purchaser the amount of any deductible or self-insured retention in Seller’s insurance policies, and Purchaser shall proceed with the Closing on the Property in its then “as-is” condition with no reduction in the Purchase Price.

ARTICLE X.

CONDEMNATION

10.1       In the event, between the date hereof and the Closing Date, any condemnation or eminent domain proceedings are initiated which would result in (i) any Key Tenant (as hereinafter defined) being allowed to terminate its lease or (ii) reduction of the parking requirements below the number of spaces required by zoning codes, Purchaser may:

(a)          terminate this Agreement in its entirety by providing written notice to Seller and receive a refund of the Deposit (within the time periods provided for in Section 10.2 below and the parties shall be relieved of all liability under this Agreement except for any surviving obligations under this Agreement); or

(b)          proceed with the Closing, in which event Seller shall assign to Purchaser at Closing all of Seller’s right, title and interest in and to any award made in connection with any such condemnation or eminent domain proceedings, with the Property being in its then “as is” condition with no reduction to the Purchase Price.

10.2       Seller shall promptly notify Purchaser in writing if Seller has actual knowledge of the commencement or occurrence of any condemnation or eminent domain proceedings. Purchaser shall then notify Seller, within ten (10) days of Purchaser’s receipt of said Seller’s notice, which of Purchaser’s rights Purchaser elects to exercise under Section 10.1(a) or Section 10.1(b). If Purchaser fails to make an election within such ten (10) day period, Purchaser shall be deemed to have elected to exercise Purchaser’s rights under Section 10.1(b).

ARTICLE XI.

BROKER

11.1       Purchaser represents that it has not been represented in this transaction by a broker. Seller represents that it has been represented in this transaction by Mid America Real Estate Corp., and that Seller will be responsible for any commission due that firm under separate agreement with Seller. Seller and Purchaser shall indemnify and hold each other harmless from any loss, cost, liability or expense (including reasonable attorneys’ fees) for the breach of this Section 11.1.

ARTICLE XII.

ESTOPPEL CERTIFICATES

12.1       Seller shall use its commercially reasonable efforts to deliver Estoppel Certificates to Purchaser at or prior to the Closing from all tenants at the Property. In the event that Seller is unable to deliver the Estoppel Certificates executed by the Requisite Number (as hereinafter defined) of tenants at or prior to the Closing, Purchaser’s sole remedy shall be, subject to Section 12.2 and 12.3 hereof, to terminate this Agreement and receive a return of the Deposit as set forth in Section 12.5 hereof. Seller’s failure to obtain the Requisite Number of Estoppel Certificates shall in no event be a default hereunder. As used herein, the term “Estoppel Certificate” shall mean: (i) with respect to any major, national or regional tenants, such tenant’s usual and customary form of Estoppel Certificate; (ii) with respect to any other tenant of the Property that has agreed to a form of Estoppel Certificate in its Lease, the form of Estoppel Certificate so agreed upon in the Lease, and (iii) with respect to the balance of tenants in the Property, a certificate in form and substance which does not vary materially from the form attached hereto as Exhibit H and made a part hereof. The term “Requisite Number” shall mean (i) Jewel Osco and Northwest Community Hospital (collectively, the “Key Tenants” and individually, a “Key Tenant”) and (ii) the balance of the tenants at the Property which demise an aggregate number of leasable square feet in the Property equal to at least seventy percent (70%) of the remaining leased and occupied space in the Property as of the Effective Date.

12.2       If the Requisite Number of Estoppel Certificates cannot be delivered by Closing, then Seller may, but shall not be obligated to deliver its Certificate (“Seller’s Certificate”) with respect to not more than ten percent (10%) of the Tenants of the leased and occupied space within the Property but excluding the Key Tenants, covering all of the matters that such Tenant would have been obligated to certify if an appropriate Estoppel Certificate had been delivered by such Tenant. Subsequent to the Closing, Seller may deliver to Purchaser Estoppel Certificates or supplemental Estoppel Certificates covering those matters not covered by the previously delivered Estoppel Certificates. Upon delivery of such supplemental Estoppel Certificates, Seller shall be entirely released from all liability arising out of Seller’s Certificate delivered at the Closing as Seller’s Certificate relates to the particular tenant or Lease covered by Seller’s Certificate, to the extent the information contained in such Estoppel Certificate is consistent with the information contained in Seller’s Certificate. If Seller does not or cannot deliver the Requisite Number of Estoppel Certificates or such lesser number of Estoppel Certificates and Seller’s Certificate by Closing, Closing shall be extended for a period of ten (10) days to afford Seller additional time to obtain the foregoing and, if Seller has not been able to obtain either the Requisite Number of Estoppel Certificates or such lesser number of Estoppel Certificates and Seller’s Certificate by the end of such ten (10) day period in satisfaction of Seller’s obligations hereunder with respect to delivery of Estoppel Certificates, Purchaser’s sole remedy shall be to either terminate this Agreement and receive a return of the Deposit and the parties shall be relieved of all liability under this Agreement except for any surviving obligations or to consummate the transaction contemplated hereby notwithstanding the lack of the Estoppel Certificate or Seller’s Certificate without any reduction of the Purchase Price and without any liability of Seller relative thereto.

12.3       For an Estoppel Certificate to be acceptable to Purchaser and included within the Requisite Number, such Estoppel Certificate shall be consistent in all material respects with the terms of such tenant’s lease and the Rent Roll and shall not indicate any material default by the landlord or tenant and shall be dated no earlier than 30 days prior to Closing.

12.4       Drafts of all estoppel letters shall be prepared by Seller and, before delivery to the tenants, furnished to Purchaser, for its review and approval, on or before the date 15 day after the Effective Date, such approval not to be unreasonably withheld and to be granted or denied within 2 business days after receipt thereof, failing of which the same shall be deemed approved by Purchaser for delivery to the tenants.

12.5       In the event that Seller is not able to comply with the requirements of this Article XII, then Purchaser shall have the right, as its sole remedy on account of such events (i) to terminate this Agreement by notice in writing to Seller, in which event Seller shall cause the Escrow Agent to refund the Deposit to Purchaser, whereupon except as otherwise provided herein, neither party shall have any further rights or obligations hereunder; or (ii) to waive the same and accept the Property without any abatement of the Purchase Price.

ARTICLE XIII.

MISCELLANEOUS

13.1       In the event that there has been any Material Adverse Change during the period between the Effective Date and the date of Closing, Purchaser shall have the right, upon notice thereof to Seller on or prior to Closing, to terminate this Agreement and thereupon to receive an immediate refund of the Deposit and neither party shall thereafter have any further liability or obligation hereunder except for such liabilities and obligations that are expressly stated herein to survive termination of this Agreement. For purposes hereof, “Material Adverse Change” shall mean the announcement by the Key Tenant that it shall be closing its store from the Property and/or that it has or intends to file for bankruptcy protection from its creditors.

13.2       The parties acknowledge that the purchase and sale of the Property involves only the purchase and sale of the Property and that Seller is not selling a business nor do the parties intend that Purchaser be deemed a successor of Seller with respect to any liabilities of Seller to any third parties other than the tenants under the Leases. Accordingly, Purchaser shall neither assume nor be liable for any of the debts, liabilities, taxes or obligations of, or claims against any other person or entity, of any kind or nature, whether existing now, upon Closing or at any time thereafter, which shall be solely those of Seller, and Seller hereby agrees to indemnify, defend and hold harmless Purchaser against any loss, cost, liability, damage or expense with respect thereto.

13.3       Purchaser has advised Seller that Purchaser may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission), audited financial statements, pro forma financial statements and other financial information related to the Property for up to three (3) fiscal years prior to Closing and any interim period during the fiscal year in which the Closing occurs (the “Financial Information”). Following the Closing, Seller agrees to use its commercially reasonably efforts to cooperate with Purchaser and its representatives and agents in the preparation of the Financial Information; provided, however, Seller shall not be required to incur any out of pocket expenses or costs unless Purchaser reimburses Seller for the same. Seller shall maintain and allow access to, during normal business hours, such books and records of Seller and Seller’s manager of the Property reasonably related to the Property. Further, so long as the persons in charge of management of the Property at the time of Closing remains in the employ of Seller or an affiliate of Seller, Seller will make such persons available for interview. Notwithstanding the foregoing, Seller shall not be required to provide any information concerning (a) Seller’s capital structure or debt, (b) Seller’s financial analyses or projections, investment analyses, account summaries or other documents prepared solely for Seller’s internal purposes and not directly related to the operation of the Property, (c) Seller’s tax returns or (d) financial statements of Seller or any affiliate of Seller (other than Property-level financial statements). Purchaser acknowledges Purchaser may not use the results of its review under this Section 13.3 to pursue any claim against Seller under the terms of this Agreement, unless the basis of the claim was discovered by Purchaser or its representatives or agents independently of any such review.

13.4       This Agreement and the exhibits attached hereto embody the entire agreement between the parties in connection with this transaction and there are no oral or parole agreements existing between the parties relating to this transaction which are not expressly set forth herein and covered hereby; this Agreement may not be modified except in writing signed by all parties.

13.5       Failure of either party to complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by such party to any of its rights hereunder. No waiver by any party at any time, expressed or implied, of any breach of any provision of this Agreement shall be deemed a waiver or a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any action on the same or any subsequent occasion.

13.6       The captions, section numbers and article numbers appearing in this Agreement are inserted only as a matter of convenience, and do not define, limit, construe or describe the scope or intent of such sections or articles of this Agreement nor in any way affect this Agreement.

13.7       No party other than Seller and Purchaser, their successors and assigns, shall have any rights to enforce or rely upon this Agreement, which is binding upon and made solely for the benefit of Seller and Purchaser, their successors and assigns, and not for the benefit of any other party.

13.8       All Notices provided for or permitted to be given pursuant to this Agreement must be in writing. All Notices to be sent hereunder shall be deemed to have been properly given or served: if hand delivered by courier, in hand when received; if by telecopy or electronic mail, on the date sent (or the next business day after the date of transmission if the transmission day is not a business day) provided that the facsimile or electronic mail was properly addressed and, as to any fax, disclosed the number of pages transmitted on its front sheet and that the transmission report produced indicates that each of the pages of the facsimile was received at the correct facsimile number; and if by overnight courier (e.g., Federal Express), on the business day following the day such notice was deposited with a national overnight courier service, so long as the day of deposit was on a service day of such courier and prior to the last pick up for such day.

If to Seller:	Ramco-Gershenson Properties, L.P.
31500 Northwestern Highway
Suite 300
Farmington Hills, Michigan 48334
Attention: Ms. Catherine Clark
Fax: (248) 592-6211
Email: cclark@rgpt.com

With a copy to:	Honigman Miller Schwartz and Cohn LLP
39400 Woodward Avenue
Suite 101
Bloomfield Hills, Michigan 48304
Attention: Jonathan D. Block, Esq.
Fax: (248) 566-8425
Email: jblock@honigman.com

If to Purchaser:	c/o Phillips Edison & Company
11501 Northlake Drive
Cincinnati, Ohio 45249
Attention: David Wik and Stephen Bien
Fax: (513) 554-1009
Email: Sbien@phillipsedison.com and dwik@phillipsedison.com

With a copy to:	Honigman Miller Schwartz and Cohn LLP
39400 Woodward Avenue
Suite 101
Bloomfield Hills, Michigan 48304
Attention: J. Adam Rothstein, Esq.
Fax: (248) 566-8479
Email: jrothstein@honigman.com

13.9       This Agreement shall be governed by the laws of the State of Illinois.

13.10     This Agreement may be signed in any number of counterparts and such counterparts may thereupon be delivered between the parties via electronic mail. An electronic mail copy of this Agreement which is fully executed, whether or not by counterparts, shall be treated as an original and fully binding upon the parties, unless a contrary intention is specifically and conspicuously stated on the cover page to the electronic mail of the counterpart of this Agreement.

13.11     Neither Seller nor Purchaser shall make any public disclosure of this Agreement without the prior express written consent of the other.

13.12     Purchaser may not assign this Agreement or its rights hereunder without the prior written consent of Seller, which consent may be withheld in its sole discretion, except that Purchaser may assign this Agreement to any affiliate of Purchaser, provided that Purchaser shall provide notice thereof to Seller reasonably in advance of Closing. Any such assignment by Purchaser shall not release Purchaser from liability hereunder.

13.13     Except as otherwise expressly provided herein, no representations, warranties, covenants, agreements or other obligations in this Agreement shall survive the Closing and no action based thereon shall be commenced after the Closing Date.

13.14     The parties acknowledge that either may elect to purchase or sell the Property as part of a tax-free exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. As such, the parties agree to reasonably cooperate in connection therewith. If requested by Purchaser or Seller, each will participate in the exchange contemplated by this Section as an accommodation to the other with the express understanding and agreement that: (i) Seller or Purchaser shall not be required to take title to any property in order to effectuate such exchange, (ii) under no circumstance shall Seller be required to postpone or refrain from receiving any of the purchase proceeds due Seller hereunder, (iii) neither party is making any representation or warranty regarding such exchange or whether such exchange qualifies as such under the Code, (iv) each party shall indemnify and hold the other harmless from and against any cost, expense or liability, including attorneys’ fees, incurred by Purchaser and/or Seller as the case may be, in connection with the provisions of this Section or any such exchange and (v) Purchaser and/or Seller as the case may be, shall not be required to incur any additional costs, fees or expenses (including, without limitation, attorney fees) to accommodate any proposed like-kind exchange.

13.15     As used in this Agreement, the term “business day” shall refer to all days other than Saturdays, Sundays and State and Federal holidays. To the extent a time period set forth in this Agreement expires on any day other than a business day, then expiration of such time period shall be deemed to have been extended to the next business day.

13.16     In the event of any litigation relating to this Agreement, the prevailing party in such litigation shall be entitled to recover from the losing party its actual costs and expenses of the litigation, including reasonable attorneys’ fees.

13.17     Purchaser has advised Seller that Purchaser may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission), audited financial statements, pro forma financial statements and other financial information related to the operation of the Property for up to 18 months prior to Closing and any interim period during the fiscal year in which the Closing occurs, as required by Regulation S-X of the Securities and Exchange Commission, 17 C.F.R. Following the Closing, Seller agrees to use its commercially reasonably efforts to cooperate with Purchaser and its representatives and agents in the preparation of the Financial Information; provided, however, Seller shall not be required to incur any out of pocket expenses or costs unless Purchaser reimburses Seller for the same. Seller shall maintain and allow access to, during normal business hours, such books and records of Seller and Seller’s manager of the Property reasonably related to the Property. Notwithstanding the foregoing, Seller shall not be required to provide any information concerning (a) Seller’s capital structure or debt, (b) Seller’s financial analyses or projections, investment analyses, account summaries or other documents prepared solely for Seller’s internal purposes and not directly related to the operation of the Property, (c) Seller’s tax returns or (d) financial statements of Seller or any affiliate of Seller (other than Property-level financial statements).  Purchaser may not use the results of its review under this Section to pursue any claim against Seller under the terms of this Agreement, unless the basis of the claim was discovered by Purchaser or its representatives or agents independently of any such review. This Section shall survive Closing.

[END OF TEXT – SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Shopping Center Purchase and Sale Agreement as of the Effective Date.

RAMCO-GERSHENSON PROPERTIES, L.P.,
a Delaware limited partnership

By:	Ramco-Gershenson Properties Trust,
a Maryland real estate investment trust, its
General Partner

	By:	/s/ Catherine Clark
	Name:	Catherine Clark
	Its:	Executive Vice President – Transactions

“Seller”

THE PHILLIPS EDISON GROUP LLC,
an Ohio limited liability company

By:	PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP I L.P., a Delaware limited partnership, its Sole Member

	By:	PHILLIPS EDISON GROCERY CENTER OP GP I LLC, a Delaware limited liability company, its General Partner

		By:	/s/ Robert Myers
		Name:	Robert Myers
		Its:	Vice President
“Purchaser”

RECEIPT OF ESCROW AGENT

Fidelity National Title Insurance Company hereby acknowledges receipt of the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) which it agrees to hold in escrow in accordance with the terms of the foregoing agreement.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Maxine J. Lievois

Name:	Maxine J. Lievois

Its:	Vice President

Exhibit List

A	Legal Description of the Real Estate
B	Personalty
C-1	List of Tenant Leases
C-2	Rent Roll
D	Site Assessments
E	Assignment and Assumption of Leases
E-1	Assignment of Intangibles, Permits and Warranties
F	Bill of Sale
G	Notice to Tenants
H	Tenant Estoppel Certificate

EXHIBIT A

LEGAL DESCRIPTION OF THE REAL ESTATE

Lots 2 and 4 in the Rolling Meadows Shopping Center Subdivision of Lot l in, Rolling Meadows, Unit No. 4, being a subdivision of part of the South 1/2 of Section 25 and part of the North 1/2 of Section 36, Township 42 North, Range 10 East of the Third Principal Meridian, in Cook County, Illinois.

EXHIBIT B

PERSONALTY

None

EXHIBIT C-1

LIST OF TENANT LEASES

Rolling Meadows Lease Documents

Advance America
2007-07-25 - Amendment to Lease
2007-07-25 - Lease Agreement
2008-01-31 - Second Amendment (Letter Agreement)
2008-09-29 - Commencement Agreement
2010-10-11 - Letter Agreement Re MTM Tenancy
2010-11-16 - Notice to Tenant Re Renewal Option Expir
2011-10-14 - Third Amendment -
2013-01-04 - Fourth Amendment
2014-02-19 - Fifth Amendment
2016-07-05 - Address Change
2016-07-20 - Exercise of Option
Anytime Fitness
2016-12-16 - Guaranty
2016-12-16 - Lease Agreement
Ben Franklin Bank
2014-03-31 - Lease Agreement
Chase Bank
2010-06-15 - Ground Lease
2010-07-07 - Tenant Objections to Title Commitment
2010-07-30 - Chase Bank Development Agreement
2010-08-10 - Ordinance No. 10-22 - Special Use for Dr
2011-02-22 - First Amendment to Shopping Center Easem
2011-03-31 - First Amendment to Ground Lease
2011-03-31 - Memorandum of Lease (Recorded)
2011-03-31 - SNDA Agreement (Recorded)
2011-07-08 - Owner's Affidavit and Survey Affidavit
2011-12-12 - Rent Commencement Memorandum -
Dollar Tree
2014-01-01 - Fifth Amendment for Jewel Osco (Dollar T
2014-06-05 - Amended and Restated Lease
2014-09-02 - Commencement Certificate
Eyebrow Threading & Beyond
2016-03-08 - Lease Agreement

Great American Bagel
1995-06-21 - Lease Agreement
2001-10-25 - First Amendment -
2004-12-01 - Amendment, Assignment and Assumption Agr
2007-08-02 - Lease Extension Agreement
2008-06-01 - Address Change
2012-06-26 - Fourth Amendment
2013-07-19 - Fifth Amendment
2016-03-09 - Sixth Amendment
Great Clips
2004-06-24 - Lease Agreement
2008-01-15 - Assignment, Assumption and Amendment of
2008-01-15 - Guaranty
2009-03-30 - Second Amendment
2010-03-31 - Address Change
2010-04-14 - Address Change
2012-04-01 - Address Change
2012-09-06 - Third Amendment
2017-10-31 - Fourth Amendment
JC Licht - EPCO Paint
2011-09-15 - Lease Agreement
2015-01-30 - Assignment and Assumption of Lease
2016-12-13 - First Amendment -
Jewel-Osco
1987-10-30 - Lease Agreement -
1987-10-30 - Memorandum of Lease -
1989-05-04 - Subordination Agreement
1991-06-09 - First Amendment
1996-11-12 - Memorandum of Second Amendment to Lease -
1996-11-12 - Second Amendment -
2008-09-04 - Address Change
2009-04-14 - Ordinance No. 09-14 (Allowing Signage-Fa
2009-04-15 - Third Amendment
2010-05-19 - Fourth Amendment to Lease
2014-01-01 - Fifth Amendment
2015-01-30 - Exercise of Option
2015-10-05 - Sixth Amendment
Joelle's Hallmark
1994-06-21 - Amendment to Lease
1994-06-21 - Lease Agreement
1996-10-01 - Guaranty
1996-11-06 - Assignment and Assumption of Lease

2001-06-27 - Second Amendment
2004-03-30 - Third Amendment
2007-01-14 - Fourth Amendment
2014-01-10 - Fifth Amendment
2016-12-27 - Sixth Amendment
Little Caesars Pizza
2013-12-31 - Lease Agreement -
Northwest Community Hosptial
2010-03-17 - Lease Agreement
Subway
2008-04-17 - Lease Agreement
2008-11-03 - Address Change
2009-06-18 - Lease Commencement Agreement
2009-10-27 - Memorandum of Lease
2015-12-14 - Address Change

EXHIBIT C-2

RENT ROLL

EXHIBIT D

SITE ASSESSMENTS

Phase I Environmental Site Assessment performed by LandAmerica dated 1/04/2008

Phase II Limited Subsurface Investigation performed by LandAmerica dated 1/29/2008

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF LEASES

KNOW ALL PERSONS that Ramco-Gershenson Properties, L.P., a Delaware limited partnership (“Assignor”), in consideration of Ten ($10.00) Dollars and other good and valuable consideration, received from _______________________________, _______________________ (“Assignee”), does hereby assign, transfer and deliver unto Assignee, all of its right, title and interest in and to the leases, together with all security deposits presently held by Assignor in connection therewith (collectively, the “Leases”) affecting the premises known as __________________________________ more particularly described on Schedule A annexed hereto.

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, forever, from and after the date hereof, subject to the terms, covenants, conditions and provisions hereof and of said Leases.

AND Assignee does hereby acknowledge receipt of said Leases (including the security deposits) so delivered, and does hereby (a) accept the within assignment, (b) assume the performance of all of the terms, covenants and conditions of the said Leases on the part of the lessor/Assignor thereunder which are to be performed or arise from and after the date hereof, and (c) indemnify, defend and hold Assignor free and harmless from and against any and all costs, expenses, claims, losses or damages, liabilities and judgments (including reasonable attorneys’ fees and disbursements) which Assignor may suffer in respect of any claim arising out of or relating to any default on the part of Assignee to perform said terms, covenants and conditions of the Leases (including the security deposits) arising with respect to acts or omissions occurring from and after the date hereof.

Assignor does hereby indemnify, defend and hold Assignee free and harmless from and against any and all costs, expenses, claims, losses or damages, liabilities and judgments (including reasonable attorneys’ fees and disbursements) which Assignee may suffer in respect of any claim arising out of or relating to any default on the part of Assignor to perform said terms, covenants and conditions of the Leases (including the security deposits) arising with respect to acts or omissions occurring prior to the date hereof.

This assignment is made without warranty or representation by the Assignor and without recourse to the Assignor in any manner whatsoever. This assignment and assumption agreement shall inure to the benefit of Assignee and Assignor and their respective successors and assigns and shall be governed by the laws of the State in which the premises leased by the Leases are located. This assignment and assumption agreement may not be modified, altered or amended, or its terms waived, except by an instrument in writing signed by the parties hereto.

None of the provisions of this instrument are intended to be, nor shall they be construed to be, for the benefit of any third party.

[Signatures appear on following page]

SIGNATURE PAGE TO

ASSIGNMENT AND ASSUMPTION OF LEASES

IN WITNESS WHEREOF, Assignor and Assignee have only executed this assignment and assumption agreement this _____ day of __________, 2017.

RAMCO-GERSHENSON PROPERTIES, L.P.,
a Delaware limited partnership

By:	Ramco-Gershenson Properties Trust,
a Maryland real estate investment trust,
its General Partner

By:
Name:
Its:

“Assignor”

a

By:
Name:
Its:

“Assignee”

SCHEDULE A TO ASSIGNMENT AND ASSUMPTION OF LEASES

Legal Description

EXHIBIT E-1

ASSIGNMENT OF INTANGIBLES, PERMITS AND WARRANTIES

ASSIGNMENT
OF INTANGIBLES, PERMITS AND WARRANTIES

KNOW ALL PERSONS, that Ramco-Gershenson Properties, L.P., a Delaware limited partnership (“Seller”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration received from ___________________________, a _______________________ (“Purchaser”), the receipt and sufficiency of which is hereby acknowledged, does hereby quit claim, grant, bargain, sell, convey, set over, transfer, assign and deliver unto Purchaser, without representation or warranty, the following:

(a)          All of Seller’s right, title and interest, if any, in and to all those permits, licenses, certificates, approvals, authorizations, variances and consents affecting the parcel of land described in Exhibit A (“Land”) and the buildings and improvements thereon (the “Premises”) issued to Seller or to its predecessors in interest in the Premises by any and all federal, state, county, municipal and local governments, and all departments, commissions, boards, bureaus and offices thereof, having or claiming jurisdiction over the Premises, whether or not the same may presently be in full force and effect, all to the extent that Seller may lawfully transfer the same to Purchaser;

(b)          All of Seller’s right, title and interest, if any, in and to all unexpired warranties and guaranties affecting the Premises and/or Seller’s personal property located thereon, all to the extent that Seller may lawfully transfer the same to Purchaser (it being agreed that nothing in this Section (b) shall be construed to affect Seller’s rights under such warranties and guaranties with respect to periods prior to the date hereof); and

(c)          All of Seller’s right, title and interest, if any, in and to all appraisals, surveys, architectural and/or engineering renderings, plans and specifications, soils and other geological reports and studies, and all other reports, studies and other information relating in any way to the development and/or use of the Premises to the extent provided by Seller to Purchaser.

To have and to hold the same unto Purchaser, its successors and assigns forever.

(Signatures follow on next page)

IN WITNESS WHEREOF, this General Assignment has been duly signed and sealed by Seller as of the _____ day of ___________, 2017.

RAMCO-GERSHENSON PROPERTIES, L.P.,
a Delaware limited partnership

By:	Ramco-Gershenson Properties Trust,
a Maryland real estate investment trust,
its General Partner

By:
Name:
Its:

EXHIBIT A

Description of Land

EXHIBIT F

BILL OF SALE

FOR $1.00 RECEIVED as of ___________, 2017 and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Ramco-Gershenson Properties, L.P., a Delaware limited partnership, whose address is 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334 (“Assignor”), does hereby quit claim, assign, transfer, convey and deliver to __________________________ ______________________________, whose address is ______________________________, all of its right, title and interest in and to the personal property situated on and/or used in connection with the operation of that certain real property more particularly described on Schedule A attached hereto and incorporated herein by reference, to the extent of Assignor’s right, title and interest, if any, therein or thereto, but without warranty of title, condition or otherwise.

IN WITNESS WHEREOF, Assignor has executed this Bill of Sale.

RAMCO-GERSHENSON PROPERTIES, L.P.,
a Delaware limited partnership

By:	Ramco-Gershenson Properties Trust,
a Maryland real estate investment trust,
its General Partner

By:
Name:
Its:

SCHEDULE A TO BILL OF SALE

Legal Description

EXHIBIT G

NOTICE TO TENANTS

NOTICE TO TENANTS

OF ROLLING MEADOWS SHOPPING CENTER

ROLLING MEADOWS, ILLINOIS

_____________________________, 2017

[INSERT DBA]

ATTN:

RE:	Transfer of Ownership of Rolling Meadows Shopping Center Rolling Meadows, Illinois

Dear _______________:

Please be advised that today, [INSERT SELLER ENTITY NAME] conveyed Rolling Meadows Shopping Center and assigned your lease to __________________ Station LLC. Your security deposit, if any, transferred to the new owner.

All amounts due prior to the conveyance remain payable to [INSERT SELLER ENTITY NAME]. Beginning with your next payment, your rent should be sent to the address provided in the enclosed Welcome Packet. Unless otherwise provided for in your lease agreement, your rental payment is due and payable on the first of each month. The name of the Property Manager and Accounts Receivable contact can also be found in the enclosed Welcome Packet.

Sincerely,

[INSERT SELLER ENTITY NAME]

By:
Name:
Its:

EXHIBIT H

TENANT ESTOPPEL CERTIFICATE

TO:	The Phillips Edison Group LLC, its successors and assigns (“Purchaser”)

Purchaser’s mortgage lender, and its successors and assigns (“Lender”)

_____________________________ (“Tenant”) hereby warrants and represents to and agrees with Purchaser and Lender as follows, with the understanding that Purchaser is relying on such warranties and representations as an inducement to purchase the ______________________ Shopping Center located in ______________________ (“Project”) and Lender is relying on such warranties and representations as an inducement to make a mortgage loan to Purchaser in connection with Purchaser’s acquisition of the Project:

1.          Tenant is the lessee under that certain lease dated ____________ (the "Lease") pertaining to Suite ____ (“Demised Premises”) within the Project. The Lease contains the entire agreement between Landlord and Tenant with respect to its subject matter and it has not been modified or amended except by the following documents (if none, so state): ______________________________________________. The Lease is presently in full force and effect in accordance with its terms.

2.          The name of the current landlord (Seller) under the Lease is: ________________.

3.          The initial term of the Lease commenced on _________, 2____ and shall expire on ______, 2_____, unless sooner terminated in accordance with the terms of the Lease. Tenant has no option to renew or extend the term of the Lease, except as follows (if none, so state): ______________

4.          As of the date hereof, Tenant is paying rent on a current basis under the Lease as follows:

(a)          The monthly minimum or base rent is $______ and has been paid through __________, 2017.

(b)          Percentage rent ("Percentage Rent"), if any, due under the Lease has been paid through _____________, 201__ and the amount of Percentage Rent for the last period paid was $________.

(c)          Common area maintenance, taxes, insurance and other charges (the "Reimbursables"), if any, due under the Lease have been paid through _______, 201__ in the monthly amount of $____.

5.          No rentals are accrued and unpaid under the Lease, except for Percentage Rent, if any, and Reimbursables, if any, which are not yet due and payable.

6.          No prepayment of rentals due under the Lease has been made for more than one month in advance.

7.          No security or similar deposit has been made under the Lease, except for the sum of $_____ which has been deposited by Tenant with Landlord pursuant to the terms of the Lease.

8.           Tenant has accepted possession of the Demised Premises and is occupying the same, and all items of an executory nature relating thereto to be performed by Landlord have been completed, including, but not limited to, completion of construction thereof (and all other improvements required under the Lease) in accordance with the terms of the Lease and within the time periods set forth in the Lease. Landlord has paid in full any required contribution towards work to be performed by Tenant under the Lease, except as follows (if none, so state): ________________________________.

9.           No default or event that with the passage of time or notice would constitute a default (a "Default") on the part of Tenant exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Tenant.

10.         To the best of Tenant's knowledge, no Default on the part of Landlord exists under the Lease. Tenant has no defense to its obligations under the Lease and has not asserted any setoff, claim or counterclaim against Landlord.

11.         Tenant has no option or right to purchase all or any part of the Project.

12.         Tenant has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in the Lease and/or the Demised Premises, or any part thereof.

13.         Neither the Lease nor any obligations of Tenant thereunder have been guaranteed by any person or entity, except as follows (if none, so state): ______________________.

14.         The Lease is subject and subordinate to any and all existing and future mortgages on the Project.

15.         Tenant’s street address (not a P.O. Box) for notice purposes is:  _______________________________________________.

16.         The individual executing this Tenant Estoppel Certificate on behalf of Tenant has been authorized to execute and deliver the same by all appropriate corporate, partnership or limited liability company action of Tenant, as applicable.

THIS TENANT ESTOPPEL CERTIFICATE has been executed this ___________, 2017.

TENANT:

By:
Name:
Title: